EXHIBIT 99.1
                                                                    ------------

     COMMUNITY CAPITAL BANCSHARES ANNOUNCES INCREASED FIRST QUARTER EARNINGS

Albany, Ga., April 26 / PRNewswire. - Community Capital Bancshares, Inc. (Nasdaq: ALBY) reports net income of $222,000 or $0.13 per share for the first quarter ended March 31, 2004. This compares to the prior year's earnings of $70,000 or $0.05 per share for the first quarter. This is an increase in earnings of $152,000 or $.08 per share. Diluted earnings per share increased to $0.12 from the first quarter 2003 amount of $0.04.

Total assets at March 31, 2004 were $171,530,000 compared to the March 31, 2003 amount of $120,130,000, resulting in an increase of $51,400,000 or 42.79%. Net loans increased $19,850,000 or 22.27% since March 31, 2003, and total deposits increased $40,625,000 or 42.8% during the same time span.

Bob Lee, President, stated "We are extremely pleased with our earnings for the first quarter of 2004. Our increased earnings are a result of our acquisition of the First Bank of Dothan, improving interest margins, and high loan quality. On Thursday of this week, April 29th, we will open our third full service location in the Albany area. The opening of this location in Albany presents an opportunity for further growth in the Albany market area. We also anticipate future growth in the Dothan market area as we approach the second half of this year."

Community Capital is headquartered in Albany, Georgia, and is the holding company for Albany Bank & Trust which has four banking locations, and First Bank of Dothan which has an office in Dothan, Alabama. The stock is traded on the Nasdaq Small-Cap Market under the symbol "ALBY".

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

                       Community Capital Bancshares, Inc.
                              Financial Highlights
                                   (Unaudited)
                  (Dollars in thousands, except per share data)


                                                       Quarter Ended
EARNINGS SUMMARY:                                     3/31/04     3/31/03
                                               ---------------  ---------
   Net Interest Income                         $        1,661   $  1,023
   Provision for Loan Losses                               15        130
   Non-interest income                                    226        250
   Non-interest expense                                 1,547      1,025
   Income Tax Expense                                     103         48
                                               ---------------  ---------
     Net Income                                $          222   $     70
                                               ===============  =========
   Primary Earnings per share                  $          .13   $    .05
   Fully diluted earnings per share            $          .12   $    .04
CONDENSED BALANCE SHEET
   Cash and due from banks                     $        7,095   $  4,193
   Federal funds sold                                  13,790      5,254
   Investment securities                               30,100     17,019
   Loans                                              110,948     90,094
   Less: Allowance for loan losses                     (1,957)      (952)
   Intangible Assets                                    2,390        - -
   Other assets                                         9,164      4,522
                                               ---------------  ---------
   TOTAL ASSETS                                $      171,530   $120,130
                                               ===============  =========

   Total deposits                              $      135,541   $ 94,916


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   Other borrowings                                    21,177     14,823
   Other liabilities                                      860        588
   Total stockholders' equity                          13,952      9,803
                                               ---------------  ---------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $      171,530   $120,130
                                               ===============  =========


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